AuguStar Life Insurance Company

and

AuguStar Life Assurance Corporation

Certificate of Secretary

The undersigned, Carlos Paiva, herby certifies the following:

1.	I am the duly elected and qualified Secretary of AuguStar Life Insurance Company and AuguStar Life Assurance Corporation, corporations created and existing under the laws of the State of Ohio (the “Companies”), whose corporate headquarters is One Financial Way, Cincinnati, Ohio 45242.

2.	At a meeting of the Board of Directors of the Companies held May 22, 2025, at which a quorum was present, both Boards respectively approved the Merger of AuguStar Life Assurance Corporation (“ALAC”) with and into AuguStar Life Insurance Company (“ALIC”).

3.	The following is an excerpt from the resolutions which remain in full force and effect as of the date below:

Merger of AuguStar Life Assurance Corporation (“ALAC”) with and into AuguStar Life Insurance Company (“ALIC”) & Separate Accounts

WHEREAS, ALIC is a licensed Ohio life insurance company and a wholly owned subsidiary of Constellation Insurance Inc.;

WHEREAS, ALAC is a licensed Ohio life insurance company and a wholly owned subsidiary of ALIC; WHEREAS, Constellation Insurance Inc. is a wholly owned subsidiary of Constellation Insurance Holdings, Inc.;

WHEREAS, Constellation Insurance Holdings, Inc. is an indirect subsidiary of Constellation Insurance GP LLC;

WHEREAS, the Boards of Directors of each of the Companies have determined that it is advisable and in the best commercial interest of each of the Companies to merge ALAC with and into ALIC (the “Merger”) having ALIC being the surviving company to the Merger;

WHEREAS, each of the Companies’ sole shareholders and Boards of Directors approved the Merger; and

NOW, THEREFORE, BE IT RESOLVED, that subject to receipt of all required regulatory approvals, the approved Merger shall include the separate accounts held by ALAC, which will be held by ALIC post-Merger; and be it

FURTHER RESOLVED, that the proposed Agreement and Plan of Merger that sets forth the terms and conditions of the Proposed Merger, attached as Exhibit A, is approved in all of its material aspects, terms and conditions.

FURTHER RESOLVED, that the proposed Certificate of Merger, attached as Exhibit B, is approved in all of its material aspects, terms and conditions.

FURTHER RESOLVED, that the proposed Merger Endorsement, attached as Exhibit C, is approved in all of its material aspects, terms and conditions.

FURTHER RESOLVED, that the Chief Executive Officer, Chief Financial Officer, Corporate Secretary, Treasurer and Controller of the Companies (the “Authorized Officers”) are hereby authorized, directed and empowered to execute, amend and deliver all instruments, agreements, including the Agreement and Plan of Merger, and other documents, including the Certificate of Merger and the Merger Endorsement, as any such Authorized Officer may deem necessary or appropriate to effect the Merger including, without limitation; and be it

FURTHER RESOLVED, that Authorized Officers are hereby authorized, directed and empowered to execute all required regulatory filings, including, but not limited to, filings associated with separate accounts; and be it

FURTHER RESOLVED, that the Authorized Officers are hereby authorized, directed and empowered to take or cause to be taken any and all such further actions, including, without limitation, (i) preparing, negotiating, sealing, executing, acknowledging, filing, delivering and recording all agreements (including policy form amendments), applications, filings, submissions, instruments, certificates, papers and other documents, (ii) incurring and paying all fees, charges, taxes and expenses, (iii) disclosing, verifying, and publishing all applications, reports, resolutions and other information, and (iv) engaging such advisors, counsel or other persons, in each such case, they or any one of them shall in their, his or her judgment determine to be necessary, proper or desirable to carry out the intent and purposes of the foregoing resolutions; and that each Authorized Officer may, by a written direction, authorize any other officer, employee or agent of, or counsel to, the Companies to take any and all actions referred to in these resolutions in place of or on behalf of such Authorized Officer, with full power as if such Authorized Officer were taking such action himself or herself; and any such action by any Authorized Officer or properly authorized other person shall conclusively establish their authority therefor and the approval and ratification of the actions so taken.

IN WITNESS WHEREOF, the undersigned has duly set his hand this 25th day of June, 2025.

/s/ Carlos Paiva
Carlos Paiva
Corporate Secretary